EXHIBIT 99.1

Patriot National Bank Announces Name Change to "Patriot Bank, N.A."

STAMFORD, Conn., Sept. 28, 2015 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. ("Patriot" or the "Company") (NASDAQ:PNBK), the parent company of Patriot National Bank (the "Bank"), today announced that effective Monday, September 28, 2015, the Bank's name will officially be changed to "Patriot Bank, N.A."

The new name reflects Patriot's community focus, presence and commitment to provide commercial and consumer banking services in the areas and region it serves, including Fairfield and New Haven Counties in Connecticut and Westchester County in New York.

The Company's common stock will continue to trade on the NASDAQ Market under the symbol "PNBK." The CUSIP number will remain 70336F203.

"Patriot Bank's new identity comes at a time when the Bank is achieving profitability and positive earnings growth resulting from a sharp focus on our products and services at the community level," said Michael Carrazza, Chairman of Patriot Bancorp, Inc. and Patriot Bank, N.A.

"Patriot Bank's new name better reflects what our customers and neighbors have depended upon since 1994—a trusted and involved community bank," said Kenneth Neilson, President and Chief Executive Officer of Patriot Bancorp, Inc. and Patriot Bank, N.A.  "Patriot Bank is a proven entity for serving the financial needs of customers, businesses, nonprofits and government sector in our communities."

The name change comes after Patriot has reported eight consecutive quarters of increased earnings, most recently in the second fiscal quarter ending June 30, 2015, when it continued to show growth in both net income and shareholders' equity.

About Patriot National Bancorp, Inc.

Patriot National Bancorp, Inc., operates as the holding company for Patriot Bank, N.A. which provides consumer and commercial banking services to individuals, government and nonprofit entities, small and medium-sized businesses and professionals. The Company's lending activities are conducted principally in Fairfield and New Haven Counties in Connecticut and Westchester County in New York. Patriot National Bank currently operates 10 full service branches, 8 in Connecticut and 2 in New York. Both Patriot Bank, N.A. and Patriot National Bancorp, Inc. are headquartered in Stamford, Connecticut. Patriot National Bank was founded in 1994.

CONTACT: Investor Relations Contacts:

         Patriot Bank, N.A.
         Kenneth T. Neilson, President & CEO, 203-252-5962
         Christina L. Maier, Executive Vice President & CFO, 203-252-5901

         Media Contacts:

         Butler Associates Public Relations
         Tom Butler (646) 213-1387 / TButler@ButlerAssociates.com
         Kaylyn Alexander (646) 213-1366 / KAlexander@ButlerAssociates.com